Exhibit 10.1

STATE BOARD OF ADMINISTRATION OF FLORIDA 1801 Hermitage Boulevard-Suite 100 Tallahassee, Florida 32308 (850) 488-4406 Post Office Box 13300 32317-3300	JEB BUSH GOVERNOR AS CHAIRMAN TOM CALLAGHER CHIEF FINANCIAL OFFICER AS TREASURER CHARLIE CRIST ATTORNEY GENERAL AS SECRETARY COLEMAN STIPANOVICH EXECUTIVE DIRECTOR

REIMBURSEMENT CONTRACT
Effective: June 1, 2003
(Contract)

between

PHILADELPHIA INDEMNITY INSURANCE COMPANY
 Bala Cynwyd, PA
(Company)

NAIC # 18058

and

THE STATE BOARD OF ADMINISTRATION OF THE STATE OF FLORIDA (SBA) WHICH ADMINISTERS THE FLORIDA HURRICANE CATASTROPHE FUND (FHCF)

PREAMBLE

The Legislature of the State of Florida has enacted Section 215.555, Florida Statutes “Statute”, which directs the SBA to administer the FHCF. This Contract is subject to the Statute and to any administrative rule adopted pursuant thereto, and is not intended to be in conflict therewith.

In consideration of the promises set forth in this Contract, the parties agree as follows:

ARTICLE I - SCOPE OF AGREEMENT

As a condition precedent to the SBA’s obligations under this Contract, the Company, an Authorized Insurer or an entity writing Covered Policies under Section 627.351, Florida Statutes, in the State of Florida, shall report to the SBA in a specified format the business it writes which is described in this Contract as Covered Policies.

The terms of this Contract shall determine the rights and obligations of the parties. This Contract provides reimbursement to the Company under certain circumstances, as described herein, and does not provide or extend insurance or reinsurance coverage to any person, firm, corporation or other entity. The SBA shall reimburse the Company for its Ultimate Net Loss on Covered Policies in excess of the Company’s Retention as a result of each Loss Occurrence commencing during the Contract Year, to the extent funds are available, all as hereinafter defined.

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ARTICLE II - PARTIES TO THE CONTRACT

This Contract is solely between the Company and the SBA which administers the FHCF. In no instance shall any insured of the Company or any claimant against an insured of the Company, or any other third party, have any rights under this Contract, except as provided in Article XIV. The SBA will only disburse funds to the Company, except as provided for in Article XIV of this Contract.

ARTICLE III - TERM

This Contract shall apply to Loss Occurrences which commence during the period from 12:01 a.m., Eastern Time, June 1, 2003, to 12:01 a.m., Eastern Time, June 1, 2004 (Contract Year).

The Company must designate a coverage level, make any required selections within this Contract, and return this fully executed Contract (two originals) to the FHCF Administrator so that the Contract, including schedules, is received by the FHCF Administrator no later than 5 p.m., Central Time, June 2, 2003 (the first business day following June 1, 2003). Failure to do so will result in a referral to the Office of Insurance Regulation within the Department of Financial Services for administrative action. Furthermore, the Company’s coverage level under this Contract will be deemed as follows:

(1)	For Companies that are a member of a National Association of Insurance Commissioners (NAIC) group, the same coverage level selected by the other Companies of the same NAIC group shall be deemed. If executed Contracts for none of the members of an NAIC group have been received by the FHCF Administrator, the coverage level from the prior Contract Year shall be deemed.

(2)	For Companies that are not a member of an NAIC group under which other Companies are active participants in the FHCF, the coverage level from the prior Contract Year shall be deemed.

(3)	For New Participants that are a member of an NAIC group, the same coverage level selected by the other Companies of the same NAIC group shall be deemed.

(4)	For New Participants, as that term is defined in Article V(21) herein, that are not a member of an NAIC group under which other Companies are active participants in the FHCF, the 45% coverage level shall be deemed.

The SBA shall not be liable for Loss Occurrences which commence after the effective time and date of expiration or termination. Should this Contract expire or terminate while a Loss Occurrence covered hereunder is in progress, the SBA shall be responsible for such Loss Occurrence in progress in the same manner and to the same extent it would have been responsible had the Contract expired the day following the conclusion of the Loss Occurrence in progress.

ARTICLE IV - LIABILITY OF THE FHCF

(1)	The SBA shall reimburse the Company, with respect to each Loss Occurrence commencing during the Contract Year for the “Reimbursement Percentage” elected, this percentage times the amount of Ultimate Net Loss paid by the Company in excess of the Company’s Retention, plus 5% of the reimbursed losses for Loss Adjustment Expense Reimbursement.

(2)	The Reimbursement Percentage will be 45% or 75% or 90%, at the Company’s option as elected under Schedule A attached to and forming part of this Contract, unless it must be adjusted for some or all Companies in the FHCF as provided in (3) below.

(3)	In determining reimbursements under this Article, the SBA shall:

(a)	First, reimburse Companies qualified as limited apportionment companies under Section 627.351(2)(b)3., Florida Statutes, for the amount (if any) of reimbursement due under the individual Company’s Contract, but not to exceed the lesser of $10 million or an amount equal to 10 times the individual Company’s Reimbursement Premium for the Contract Year. This provision does not apply if the projected Balance of the Fund as of December 31 of the

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Contract Year, exclusive of any bonding capacity of the FHCF, exceeds $2 billion. Further, if the Company is a member of an NAIC group, the Company may not receive reimbursement under this provision if any other member of the NAIC group has received reimbursement under this provision.

(b)	Next, reimburse each of the Companies for the amount (if any) of reimbursement due under the individual Company’s Contract, but not to exceed an amount equal to the Projected Payout Multiple times the individual Company’s Reimbursement Premium for the Contract Year, provided, however, that entities created under Section 627.351, Florida Statutes, shall be further reimbursed in accordance with subsection (c) below. If the Company qualifies as a limited apportionment company under Section 627.351(2)(b)3., Florida Statutes, any amount payable under this provision shall be reduced by the amount (if any) payable under (a) above.

(c)	Thereafter, reimburse each entity created by Section 627.351, Florida Statutes, for a pro rata share of any remaining Actual Claims-Paying Capacity of the FHCF based on the proportion determined by dividing such entity’s remaining reimbursable losses under Covered Policies from Covered Events for the Contract Year by the total remaining reimbursable losses under Covered Policies from Covered Events for the Contract Year, for which any remaining FHCF balance or bond proceeds are sufficient, up to a limit of $11 billion for any one Contract Year, in accordance with Section 215.555(4)(c)1., Florida Statutes.

(4)	Reimbursement amounts shall not be reduced by reinsurance paid or payable to the Company from other sources; however, the Company shall not allow recoveries from such other sources, except reinsurance recoveries from affiliated Companies and/or reinsurers, taken together with reimbursements under this Contract, to exceed 100% of the Company’s losses under Covered Policies from Covered Events. If such recoveries and reimbursements exceed 100% of the Company’s losses under Covered Policies from Covered Events, and if there is no agreement between the Company and its reinsurer(s) to the contrary, any amount in excess of 100% of the Company’s losses under Covered Policies from Covered Events shall be returned to the SBA.

(5)	The SBA shall notify the Company of the FHCF’s estimated Borrowing Capacity, the projected Balance of the Fund as of December 31, and the Company’s estimated share of total Reimbursement Premium to be paid to the FHCF for the Contract Year. In May and October of each year, the SBA shall publish in the Florida Administrative Weekly a statement of the FHCF’s estimated Borrowing Capacity and the Balance of the Fund as of December 31.

(6)	The obligation of the SBA with respect to all Contracts covering a particular Contract Year shall not exceed the Balance of the Fund as of December 31 of that Contract Year, together with the maximum amount the SBA is able to raise through the issuance of revenue bonds or other means available to the SBA under Section 215.555, Florida Statutes, up to a limit of $11 billion for any one Contract Year in accordance with Section 215.555(4)(c)1., Florida Statutes. The obligations and the liability of the SBA are more fully described in Rule 19-8.013, Florida Administrative Code (F.A.C.). If Reimbursement Premiums are used for debt service in the event of a temporary shortfall in the collection of emergency assessments, then the amount of the Premiums so used will be reimbursed to the SBA when sufficient emergency assessments are received.

ARTICLE V - DEFINITIONS

(1)	Actual Claims-Paying Capacity of the FHCF

This term means the sum of the Balance of the Fund as of December 31 of a Contract Year, plus any reinsurance purchased by the FHCF, plus the amount the SBA is able to raise through the issuance of revenue bonds up to a limit of $11 billion pursuant to Section 215.555(4)(c)1. and (6), Florida Statutes.

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(2)	Actuarially Indicated

This term means, with respect to Premiums paid by Companies for reimbursement provided by the FHCF, an amount determined in accordance with the definition provided in Section 215.555(2)(a), Florida Statutes.

(3)	Additional Living Expense (ALE)

ALE losses covered by the FHCF are not to exceed 20 percent of the insured value of mobile homes or personal Residential Structures or 40 percent of the insured value of contents covered under a tenants policy or a condominium unit owner’s policy. ALE losses do not include losses for fair rental value, loss of rents, or business interruption.

(4)	Administrator

This term means the entity with which the SBA contracts to perform administrative tasks associated with the operations of the FHCF. The present Administrator is Paragon Reinsurance Risk Management Services, Inc., 3600 West 80th Street, Minneapolis, Minnesota 55431. The telephone number is (800) 689-3863, and the facsimile number is (800) 264-0492.

(5)	Authorized Insurer

This term is defined in Section 624.09(1), Florida Statutes.

(6)	Borrowing Capacity

This term means the amount of funds which are able to be raised by the issuance of revenue bonds or through other financing mechanisms, less bond issuance expenses and reserves.

(7)	Citizens Property Insurance Corporation (Citizens)

This term means an entity formed under Section 627.351, Florida Statutes and refers to both Citizens Property Insurance Corporation High Risk Account (formerly the FWUA) and Citizens Property Insurance Corporation Personal Lines and Commercial Lines Accounts (formerly the FRPCJUA).

(8)	Contract

This term means this Reimbursement Contract for the current Contract Year.

(9)	Covered Event

This term means any one storm declared to be a hurricane by the National Hurricane Center, which causes insured losses in Florida, both while it is still a hurricane and throughout any subsequent downgrades in storm status by the National Hurricane Center. Any storm, including a tropical storm, which does not become a hurricane is not a Covered Event.

(10)	Covered Policy

(a)	Covered Policy, as defined in Section 215.555(2)(c), Florida Statutes, is further clarified to mean only that portion of a binder, policy or contract of insurance (Policy Contract) that insures real or personal property located in the State of Florida to the extent such Policy Contract insures a Residential Structure, as defined in definition (27) herein, or the contents of a Residential Structure, located in the State of Florida, or ALE coverage as defined in definition (3) herein.

(b)	Due to the specialized nature of the definition of Covered Policies, Covered Policies are not limited to only one line of business in the Company’s annual statement required to be filed by Section 624.424, Florida Statutes. Instead, Covered Policies are found in several lines of business on the Company’s annual statement. Covered Policies will at a minimum be reported in the Company’s statutory annual statement as:
- Fire
- Allied Lines
- Farmowners Multiple Peril
- Homeowners Multiple Peril
- Commercial Multiple Peril (non liability portion, covering condominiums and apartments)
- Inland Marine

(c)	Note that where particular insurance exposures are reported on an annual statement is not dispositive of whether or not the exposure is a Covered Policy. This definition applies only to

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the first-party property section of Policy Contracts pertaining strictly to the structure, its contents, or ALE coverage.

(d)	Covered Policy also includes any collateral protection insurance policy covering personal residences which protects both the borrower’s and the lender’s financial interest, in an amount at least equal to the coverage for the dwelling in place under the lapsed homeowner’s policy, if such policy can be accurately reported as required in Section 215.555(5), Florida Statutes. A Company will be deemed to be able to accurately report data if the required data, as specified in the Premium Formula adopted in Section 215.555(5), Florida Statutes, is available.

(e)	See Article VI of this Contract for specific exclusions.

(11)	Estimated Claims-Paying Capacity of the FHCF

This term means the sum of the projected Balance of the Fund as of December 31 of a Contract Year, plus any reinsurance purchased by the FHCF, plus the most recent estimate of the Borrowing Capacity of the FHCF, determined pursuant to Section 215.555(4)(c), Florida Statutes.

(12)	Excess Insurance

This term, for the purposes of the FHCF, means insurance protection for large commercial property risks that provides a layer of coverage above a primary layer that acts much the same as a very large deductible. The primary layer is insured through another policy. The excess policy does not reimburse losses unless the losses exceed the primary layer. Several excess policies may be used to cover high value properties, each with different but coordinating primary layers. Excess Insurance policies that include coverage for non-habitational property or non-Florida property are not covered by the FHCF. As a result of the application of Rule 19-8.029(5)(c), F.A.C., exposure under an Excess Insurance policy that would otherwise be reportable to the FHCF, but does not exceed the attachment point of the Excess Insurance policy, would never trigger a reimbursement from the FHCF, and is therefore not covered by the FHCF.

(13)	Florida Department of Financial Services (Department )

This term means that Florida regulatory agency charged with regulating the Florida insurance market and administering the Florida Insurance Code.

(14)	Florida Insurance Code

This term means those chapters in Section 624.01, Florida Statutes, which are designated as the Florida Insurance Code.

(15)	Formula or the Premium Formula

This term means the Formula approved by the SBA for the purpose of determining the Actuarially Indicated Premium to be paid to the FHCF. The Premium Formula is defined as an approach or methodology which leads to the creation of premium rates. The resulting rates are therefore incorporated as part of the Premium Formula and are the result of the approach or methodology employed.

(16)	Fund Balance or Balance of the Fund as of December 31

These terms mean the “Net assets: Unrestricted” as indicated on the unconsolidated FHCF Statement of Net Assets for the then current Contract Year, to which is added: reported FHCF losses (including Loss Adjustment Expense) for the then current Contract Year, whether paid or unpaid by FHCF, as of December 31, and from which is subtracted: any reinsurance recovered prior to, or recoverable as of, December 31; any obligations paid or expected to be paid with bonding proceeds or receipts from emergency assessments; amounts needed for administration for the then current State of Florida fiscal year which have not been spent and which are not reflected on the FHCF Statement of Net Assets; and the amount of mitigation funds appropriated for the then current State of Florida fiscal year.

(17)	Ground-up or Gross Direct Losses

These terms mean all losses under the Covered Policy definition prior to the application of the Company’s FHCF Retention and FHCF reimbursement percentage.

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(18)	Insurer Group

For purposes of the coverage option election in Section 215.555(4)(b), Florida Statutes, Insurer Group means the group designation assigned by the National Association of Insurance Commissioners (NAIC) for purposes of filing consolidated financial statements. A Company is a member of a group as designated by the NAIC until such Company is assigned another group designation or is no longer a member of a group recognized by the NAIC.

(19)	Loss Occurrence

This term means the sum of individual insured losses incurred under Covered Policies resulting from the same Covered Event. “Losses” means direct incurred losses under Covered Policies and excludes Loss Adjustment Expenses.

(20)	Loss Adjustment Expense Reimbursement

(a)	Loss Adjustment Expense Reimbursement shall be 5% of the reimbursed losses under this Contract as provided in Article IV, pursuant to Section 215.555(4)(b)1., Florida Statutes.

(b)	To the extent that loss reimbursements are limited to the Payout Multiple applied to each Company, the 5% Loss Adjustment Expense is included in the total Payout Multiple applied to each Company.

(21)	New Participant(s)

This term means all Companies which are granted a certificate of authority by the Department after the beginning of the FHCF’s Contract Year on June 1 and begin writing Covered Policies on or after the beginning of the Contract Year, or which already have a certificate of authority and begin writing Covered Policies on or after the beginning of the Contract Year. A Company that removes exposure from either Citizens entity, as that term is defined in (7) above, pursuant to an assumption agreement effective after June 1 and had written no other Covered Policies on or before June 1 is also considered a New Participant.

(22)	Office of Insurance Regulation means that office within the Department of Financial Services and which was created in Section 20.121(3), Florida Statutes.

(23)	Payout Multiple

This term means the multiple derived by dividing the Claims-Paying Capacity of the FHCF by the total industry Reimbursement Premium for the FHCF for the Contract Year billed as of December 31 of the Contract Year. The multiple is finally determined once Reimbursement Premiums have been billed as of December 31 and the amount of bond proceeds has been determined.

(24)	Premium

This term means the same as Reimbursement Premium.

(25)	Projected Payout Multiple

The Projected Payout Multiple is used to calculate a Company’s projected payout pursuant to Section 215.555(4)(d)2.b., Florida Statutes. The Projected Payout Multiple is derived by dividing the estimated single season Claims-Paying Capacity of the FHCF by the estimated total industry Reimbursement Premium for the FHCF for the Contract Year. The Company’s Reimbursement Premium as paid to the SBA for the Contract Year is multiplied by the Projected Payout Multiple to estimate the Company’s coverage from the FHCF for the Contract Year.

(26)	Reimbursement Premium

Reimbursement Premium is the Premium determined by multiplying each $1,000 of insured value reported by the Company in accordance with Section 215.555(5)(b), Florida Statutes, by the rate as derived from the Premium Formula, as described in Rule 19-8.028, F.A.C.

(27)	Residential Structures

This term means personal lines residential, commercial lines residential, and mobile home dwelling units used as a home or residence for other than transient occupancy, as that term is defined in Section 83.43(10), Florida Statutes. These include the primary structure and appurtenant structures insured under the same policy and any other structures covered under endorsements associated with a policy covering a residential structure, the principal function of which at the time of loss was as a

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primary or secondary residence. Covered Residential Structures do not include: hotels, motels, timeshares, or other similar structures that are rented out daily, weekly, or monthly; homeowner associations, if no habitational structures are insured under the policy; shelters, camps, or retreats; commercial health care facilities and nursing homes, unless the facility is part of a structure primarily consisting of other residences or the facility is a separate structure that is used solely by the occupants (or their guests) of a habitational structure covered under the same policy; or boats insured under a separate policy or endorsement.

(28)	Retention

The Company’s Retention means the amount of hurricane losses incurred by the Company below which the Company is not entitled to reimbursement from the FHCF. The Company is eligible for reimbursement only after its paid covered losses exceed its Retention level. The Company’s Retention level is established in accordance with the provisions of Section 215.555(2)(e), Florida Statutes. The Company’s Retention shall be determined by multiplying the Retention Multiple by the Company’s Reimbursement Premium for the Contract Year.

(29)	Retention Multiple

(a)	The Retention Multiple is applied to the Company’s Reimbursement Premium to determine the Company’s Retention. The Retention Multiple for the Contract Year shall be equal to $3 billion, adjusted to reflect the percentage growth in FHCF exposure for Covered Policies since 1998, divided by the estimated total industry Reimbursement Premium at the 90% Reimbursement Percentage level for the Contract Year as determined by the SBA.

(b)	The Retention Multiple as determined under (29)(a) above shall be adjusted to reflect the Reimbursement Percentage elected by the Company under this Contract as follows:

1.	If the Company elects a 90% Reimbursement Percentage, the adjusted Retention Multiple is 100% of the amount determined under (29)(a) above;

2.	If the Company elects a 75% Reimbursement Percentage, the adjusted Retention Multiple is 120% of the amount determined under (29)(a) above; or

3.	If the Company elects a 45% Reimbursement Percentage, the adjusted Retention Multiple is 200% of the amount determined under (29)(a) above.

(30)	Ultimate Net Loss

(a)	This term means the Company’s actual loss (excluding loss adjustment expense) arising from each Loss Occurrence during the Contract Year, provided, however, that the Company’s loss shall be determined in accordance with the deductible levels reported to the FHCF for the exposure sustaining the loss.

(b)	Salvages and all other recoveries, excluding reinsurance recoveries, shall be first deducted from such loss to arrive at the amount of liability attaching hereunder.

(c)	All salvages, recoveries or payments recovered or received subsequent to a loss settlement under this Contract shall be applied as if recovered or received prior to the aforesaid settlement and all necessary adjustments shall be made by the parties hereto.

(d)	Nothing in this clause shall be construed to mean that losses under this Contract are not recoverable until the Company’s Ultimate Loss has been ascertained.

(e)	The SBA shall be subrogated to the rights of the Company to the extent of its reimbursement of the Company. The Company agrees to assist and cooperate with the SBA in all respects as regards such subrogation. The Company further agrees to undertake such actions as may be necessary to enforce its rights of salvage and subrogation, and its rights, if any, against other insurers as respects any claim, loss, or payment arising out of a Covered Event.

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ARTICLE VI – EXCLUSIONS

This Contract does not provide reimbursement for:

(1)	Any losses not defined as being within the scope of a Covered Policy.

(2)	Any policy which excludes wind or hurricane coverage.

(3)	Any Excess Insurance policy that contains coverage for non-habitational property or non-Florida property.

(4)	Any liability of the Company attributable to losses for fair rental value, loss of rents, or business interruption.

(5)	Any collateral protection policy that does not meet the definition of Covered Policy as defined in Article V(10) herein.

(6)	Any reinsurance assumed by the Company.

(7)	Any exposure for: hotels, motels, timeshares, or other similar structures that are rented out daily, weekly, or monthly; homeowner associations, if no habitational structures are insured under the policy; shelters, camps or retreats; and boats insured under a separate policy or endorsement.

(8)	Commercial healthcare facilities and nursing homes, unless the facility is part of a structure primarily consisting of other residences.

(9)	Any exposure under commercial policies covering only appurtenant structures or structures that do not function as a habitational structure (e.g. a policy covering only the pool of an apartment complex).

(10)	Any liability of the Company for extra contractual obligations and excess of original policy limits liabilities.

(11)	Losses in excess of the sum of the Balance of the Fund as of December 31 of the Contract Year and the amount the SBA is able to raise through the issuance of revenue bonds or by the use of other financing mechanisms, up to the limit pursuant to Section 215.555(4)(c), Florida Statutes.

(12)	Any liability assumed by the Company from Pools, Associations, and Syndicates. Exception: Covered Policies assumed from Citizens Property Insurance Corporation High Risk Account or Citizens Property Insurance Corporation Personal Lines and Commercial Lines Accounts under the terms and conditions of an executed assumption agreement between the Authorized Insurer and either Citizens entity is covered by this Contract.

(13)	All liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

(14)	Any liability of the Company for loss or damage caused by or resulting from nuclear reaction, nuclear radiation, or radioactive contamination from any cause, whether direct or indirect, proximate or remote, and regardless of any other cause or event contributing concurrently or in any other sequence to the loss.

(15)	The FHCF does not provide coverage for water damage which is generally excluded under property insurance contracts and has been defined to mean flood, surface water, waves, tidal water, overflow of a body of water, or spray from any of these, whether or not driven by wind.

ARTICLE VII - MANAGEMENT OF CLAIMS AND LOSSES

The Company shall investigate and settle or defend all claims and losses. All payments of claims or losses by the Company within the terms and limits of the appropriate coverage parts of Covered Policies

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shall be binding on the SBA, subject to the terms of this Contract, including the provisions in Article XIII relating to inspection of records and audits.

ARTICLE VIII – PAYMENT ADJUSTMENTS

(1)	Offsets

Section 215.555(4)(d)1., Florida Statutes, provides the SBA with the right to offset amounts due and payable to the SBA from the Company against any reimbursement amounts due and payable to the Company from the SBA as a result of the liability of the SBA.

(2)	Reimbursement Adjustments

Section 215.555(4)(d) and (e), Florida Statutes, provides the SBA with the right to seek the return of excess loss reimbursements or advances which have been paid to the Company along with interest thereon. Excess loss reimbursements or advances are those payments or advances made to the Company by the SBA on the basis of incorrect exposure submissions or resubmissions, incorrect calculations of Reimbursement Premiums or Retentions, payments in excess of the projected payout, incorrect proof of loss reports, incorrect calculation of reinsurance recoveries, or subsequent readjustment of policyholder claims, including subrogation and salvage, or any combination of the foregoing. The Company will be sent an invoice showing the due date for adjustments along with the interest due thereon through the due date. Interest will continue to accrue if not paid by the due date.

ARTICLE IX - REIMBURSEMENT PREMIUM

(1)	The Company shall, in a timely manner, pay the SBA its Reimbursement Premium for the Contract Year. The annual Reimbursement Premium for the Contract Year shall be calculated in accordance with Section 215.555, Florida Statutes, with any rules promulgated thereunder, and with Article X(2).

(2)	Since the calculation of the Actuarially Indicated Premium assumes that the Companies will pay their Reimbursement Premiums timely, interest charges will accrue under the following circumstances. A Company may choose to estimate its own Premium installments. However, if the Company’s estimation is less than the provisional Premium billed, an interest charge will accrue on the difference between the estimated Premium and the final Premium. If a Company estimates its first installment, the Administrator shall bill that estimated Premium as the second installment as well, which will be considered as an estimate by the Company. No interest will accrue regarding any provisional Premium if paid as billed by the FHCF’s Administrator, except in the case of an estimated second installment as set forth in this Article. Also, if a Company makes an estimation that is higher than the provisional Premium billed but is less than the final Premium, interest will not accrue. However, if the Premium payment is not received from a Company when it is due, an interest charge will accrue on a daily basis until the payment is received. Interest will also accrue on Premiums resulting from submissions or resubmissions finalized after December 1 of the Contract Year. An interest credit will be applied for any Premium which is overpaid as either an estimate or as a provisional Premium. Interest shall not be credited past December 1 of the Contract Year. The applicable interest rate for interest credits will be the projected average rate earned by the SBA for the FHCF for the first six months of the Contract Year. The applicable interest rate for interest charges will accrue at this rate plus 3%.

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ARTICLE X - REPORTS AND REMITTANCES

(1)	Exposures

(a)	If the Company writes Covered Policies on or before June 1 of the Contract Year, the Company shall report to the SBA, unless otherwise provided in Rule 19-8.029, F.A.C., no later than the statutorily required date of September 1 of the Contract Year, by ZIP Code or other limited geographical area as specified by the SBA, its insured values under Covered Policies as of June 30 of the Contract Year as outlined in the Data Call adopted for the Contract Year under Rule 19-8.029, F.A.C., and other data or information in the format specified by the SBA.

(b)	If the Company first begins writing Covered Policies after June 1 but prior to December 1 of the Contract Year, the Company shall report to the SBA, no later than March 1 of the Contract Year, by ZIP Code or other limited geographical area as specified by the SBA, its insured values under Covered Policies as of December 31 of the Contract Year as outlined in the Supplemental Instructions for New Participants section of the Data Call adopted for the Contract Year under Rule 19-8.029, F.A.C., and other data or information in the format specified by the SBA.

(c)	If the Company first begins writing Covered Policies on or after December 1 but through and including May 31 of the Contract Year, the Company shall not report its exposure data for the Contract Year to the SBA.

(d)	The requirements in (a) and (b), above, that reports are due on September 1 and March 1, as applicable, means that the report shall be in the physical possession of the FHCF’s Administrator in Minneapolis no later than 5 p.m., Central Time, on September 1 or March 1, as applicable. If September 1 or March 1 is a Saturday, Sunday or legal holiday, then the applicable due date will be the day immediately following September 1 or March 1, as applicable, which is not a Saturday, Sunday or legal holiday. For purposes of the timeliness of the submission, neither the United States Postal Service postmark nor a postage meter date is in any way determinative. Reports sent to the SBA in Tallahassee, Florida, will be returned to the sender. Reports not in the physical possession of the FHCF’s Administrator by 5 p.m., Central Time, on the applicable due date are late.

(e)	Confidentiality of exposure reports. Pursuant to the provisions of Section 215.557, Florida Statutes, the reports of insured values under Covered Policies by ZIP Code submitted to the SBA pursuant to Section 215.555, Florida Statutes, are confidential and exempt from the provisions of Section 119.07(1), Florida Statutes, and Section 24(a), Art. I of the State Constitution.

(2)	Reimbursement Premium

(a)	If the Company writes Covered Policies on or before June 1 of the Contract Year, the Company shall pay the FHCF its Reimbursement Premium in installments due on or before August 1, October 1 and December 1 of the Contract Year in amounts to be determined by the FHCF. However, if the Company’s Reimbursement Premium for the prior Contract Year was less than $5,000, the Company’s full provisional Reimbursement Premium, in an amount equal to the Reimbursement Premium paid in the prior year, shall be due in full on or before August 1 of the Contract Year. The Company will be invoiced for amounts due, if any, beyond the provisional Reimbursement Premium payment, on or before December 1 of the Contract Year. In addition, the full annual provisional Reimbursement Premium as billed and any outstanding balances will be due on August 1, or the date that control is transferred if after August 1, for any Company where control of the Company has been transferred through any legal or regulatory proceeding to a state regulator or court appointed receiver or rehabilatator prior to December 1 of the Contract Year.

(b)	If the Company first begins writing Covered Policies after June 1 but prior to December 1 of the Contract Year, the Company shall pay the FHCF a provisional Reimbursement Premium of $1,000 upon execution of this Contract. The Administrator shall calculate the Company’s actual

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Reimbursement Premium for the period based on its actual exposure as of December 31 of the Contract Year, as reported on or before March 1. To recognize that New Participants have limited exposure during this period, the actual Premium as determined by processing the Company’s exposure data shall then be divided in half, the provisional Premium shall be credited, and the resulting amount shall be the total Premium due for the Company for the remainder of the Contract Year. However, if that amount is less than $1,000, then the Company shall pay $1,000. The Premium payment is due no later than May 1 of the Contract Year. The Company’s Retention and coverage will be determined based on the total Premium due as calculated above.

(c)	If the Company first begins writing Covered Policies on or after December 1 but through and including May 31 of the Contract Year, the Company shall pay the FHCF a Reimbursement Premium of $1,000 upon execution of this Contract. The Company shall pay no other Reimbursement Premium for the Contract Year.

(d)	The requirement that the Reimbursement Premium is due on a certain date means that the Premium shall be in the physical possession of the FHCF no later than 5 p.m., Eastern Time, on the due date applicable to the particular installment. If remitted by check to the FHCF’s Post Office Box, the check shall be physically in the Post Office Box 550261, Tampa, FL 33655-0261, as set out on the invoice sent to the Company. If remitted by check by hand delivery, the check shall be physically on the premises of the FHCF’s bank in Tampa, Florida, as set out on the invoice sent to the Company. If remitted electronically, the wire transfer shall have been completed to the FHCF’s account at its bank in Tampa, Florida, as set out on the invoice sent to the Company. If the applicable due date is a Saturday, Sunday or legal holiday, then the applicable due date will be the day immediately following the applicable due date which is not a Saturday, Sunday or legal holiday. For purposes of the timeliness of the remittance, neither the United States Postal Service postmark nor a postage meter date is in any way determinative. Premium checks sent to the SBA in Tallahassee, Florida, or to the FHCF’s Administrator in Minneapolis, Minnesota, will be returned to the sender. Reimbursement Premiums not in the physical possession of the FHCF by 5 p.m., Eastern Time, on the applicable due date are late.

(3)	Claims and Losses

(a)	In General

1.	Claims and losses resulting from Loss Occurrences commencing during the Contract Year shall be reported by the Company and reimbursed by the FHCF as provided herein and in accordance with the Statute, this Contract, and any rules adopted pursuant to the Statute. For a Company participating in a quota share primary insurance agreement(s) with Citizens Property Insurance Corporation High Risk Account, Citizens and the Company shall report only their respective portion of losses under the quota share primary insurance agreement(s). Pursuant to Section 215.555(4)(c), Florida Statutes, the SBA is obligated to pay for losses not to exceed the Actual Claims-Paying Capacity of the FHCF, up to a limit of $11 billion for any one Contract Year in accordance with Section 215.555(4)(c)1., Florida Statutes.

(b)	Loss Reports

1.	At the direction of the SBA, the Company shall report its Ground-up Losses for Covered Policies from each Covered Event to provide information to the SBA in determining any potential liability for possible reimbursable losses under the Contract on the Interim Loss Report, Form FHCF-L1A, as adopted in Rule 19-8.029, F.A.C.

2.	No later than December 31 of the Contract Year, the Company shall report to the FHCF its Ultimate Net Loss with respect to each Loss Occurrence from the beginning of the Contract Year on the Proof of Loss Report, Form FHCF-L1B, as adopted in Rule 19-8.029, F.A.C.

3.	Quarterly thereafter until all claims and losses resulting from Loss Occurrences commencing during the Contract Year are fully discharged, the Company shall render to the FHCF revised reports of the actual amount of Ultimate Net Loss incurred and paid to

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date by the Company with respect to each Loss Occurrence commencing during the Contract Year. If the Company’s Retention must be recalculated as the result of an exposure resubmission, and if the recalculated Retention changes the FHCF’s reimbursement obligations, then the Company shall submit additional reports of claims and losses for recalculation of the FHCF’s obligations.

4.	Such reports shall include the actual or anticipated reinsurance recoveries from non-affiliated insurers and/or reinsurers on the Company’s Ultimate Net Loss, and a certification that such recoveries, together with the actual or anticipated reimbursement from the FHCF, shall not exceed 100% of the Company’s losses under Covered Policies from Covered Events.

5.	The SBA will determine and pay, as soon as practicable after receiving Proof of Loss Reports described and adopted in Rule 19-8.029, F.A.C. the reimbursement amount due based on losses paid by the Company to date and adjustments to this amount based on subsequent quarterly information. The adjustments to reimbursement amounts shall require the SBA to pay, or the Company to return, amounts reflecting the most recent determination of losses.

6.	Initial or quarterly reports received on or before the due date for that report will be reimbursed within 30 days following the due date or as soon as practicable after the receipt of the report and verification of the reported losses. Those received after the initial or quarterly reporting due date will be reimbursed within 30 days following the due date or as soon as practicable after the receipt of the report and verification of the reported losses.

7.	If a Covered Event occurs during the Contract Year, but after December 31, Companies shall report their losses as soon as practicable thereafter and the FHCF shall begin to reimburse Companies for paid losses as soon as the losses are reported and the FHCF has established the availability of the moneys to pay the reimbursements. The FHCF shall determine the schedule for reporting losses for Covered Events after December 31 by taking into consideration the date or dates of the Covered Event’s occurrence; its size; severity; wind speeds; forward track; occurrence of tornadoes or flooding as a result of the Covered Event; geographical area impacted; and ability of adjusters to assess the damage.

8.	All loss reports received will be compared with the FHCF’s exposure data to establish the facial reasonableness of the reports. Preliminarily, the FHCF will examine the reported losses to determine whether reported losses exceed reported exposure in the affected counties; whether the Company has reported a low concentration of exposure in the affected counties; and whether the Ground-up Loss as a percentage of exposure in affected counties is significantly higher than the average. Companies meeting these tests for reasonableness will be scheduled for reimbursement. Companies not meeting these tests for reasonableness will be handled on a case-by-case basis and will be contacted to provide specific information regarding their individual book of business.

(c)	Loss Reimbursement Calculations

1.	In General. The Company’s covered paid losses must exceed its FHCF Retention as determined in accordance with Section 215.555(2)(e), Florida Statutes, before any reimbursement is payable from the FHCF. If more than one Covered Event occurs in any one Contract Year, any reimbursements due from the FHCF shall take into account the separate Retention requirement for each Company for each Covered Event, as that term is defined in Section 215.555(2)(b), Florida Statutes.

2.	Depletion of Claims-Paying Capacity. This section of Article X provides procedures for reimbursing Companies for losses from Covered Events in those situations in which the SBA determines, pursuant to Section 215.555(6)(a), Florida Statutes, and Rule 19-8.013, F.A.C., that reimbursable losses from a Covered Event are likely to exhaust the available Claims-Paying Capacity of the FHCF. In that situation, each Company sustaining reimbursable losses will receive the amount of reimbursement due under the Contract up to

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the amount of the Company’s payout, based on the Payout Multiple, as calculated in accordance with Section 215.555(4)(c) and (4)(d)2.b., Florida Statutes, and as defined in Article V(23) of this Contract. For purposes of the projected payout calculation, the “actual Premium paid for that Contract Year,” as referenced in Section 215.555(4)(d)2.b., Florida Statutes, shall be the Premium billed by the FHCF as of December 31 of the Contract Year. Thereafter, payments for additional reimbursable losses will be available only to entities created under Section 627.351, Florida Statutes, and will be based on a pro rata share of the outstanding losses to the extent of any funds available up to the $11 billion limitation. In order to determine the amount available for payment of reimbursable losses on a pro rata basis for entities created under Section 627.351, Florida Statutes, the SBA will review reported loss information from all Companies and determine that all Companies which received payments for reimbursable losses but which did not exceed their projected payout have settled all, or substantially all, of their claims eligible for reimbursement. The SBA will then determine the remaining amount of Claims-Paying Capacity and will pay entities created under Section 627.351, Florida Statutes, on a pro rata basis, up to the $11 billion limitation. Reimbursements for all Covered Events occurring during the same Contract Year will be made in accordance with this section (3)(c)2. of Article X.

3.	Depletion of cash, but not of Claims-Paying Capacity. This section of Article X provides procedures for reimbursing Companies for losses from Covered Events in those situations in which the SBA determines, pursuant to Section 215.555(6)(a), Florida Statutes, and Rule 19-8.013, F.A.C., that reimbursable losses for Covered Events will exhaust the Balance of the Fund as of December 31 of the Contract Year in which the Covered Event has occurred but will not exceed the amount the SBA is able to raise through the issuance of bonds, reinsurance purchased, or the incurrence of other indebtedness. In that situation, each Company sustaining reimbursable losses will receive the amount of reimbursement due under the Contract up to the amount of the Company’s projected payout, as calculated in accordance with Section 215.555(4)(c) and (4)(d)2.b, Florida Statutes, and as defined in Article V(25) of this Contract. Thereafter, payments for additional reimbursable losses will continue to be made based on the loss reports required pursuant to this Contract from entities created under Section 627.351, Florida Statutes.

4.	Losses payable from cash. This section of Article X provides procedures for reimbursing Companies for losses from Covered Events in those situations in which the SBA determines that the reimbursable losses will not exhaust the Balance of the Fund as of December 31 of the Contract Year in which the Covered Event has occurred. In that situation, each Company sustaining reimbursable losses will receive the amount of reimbursement due under the Contract. Thereafter, payments for additional reimbursable losses will continue to be made based on the loss reports required pursuant to this Contract from entities created under Section 627.351, Florida Statutes.

5.	Reserve established. When a Covered Event occurs in a subsequent Contract Year when reimbursable losses are still being paid for a Covered Event in a previous Contract Year, the SBA will establish a reserve for the outstanding reimbursable losses for the previous Contract Year, based on the length of time the losses have been outstanding, the amount of losses already paid, the percentage of incurred losses still unpaid, and any other factors specific to the loss development of the Covered Events involved.

(d)	Commutation

1.	Not less than 36 months or more than 60 months after the end of the Contract Year, the Company shall report to the FHCF all claims and losses, both reported and unreported, for the Contract Year which are not finally settled and which may be reimbursable losses under this Contract. The Company and the SBA or their respective representatives may, by mutual agreement, determine the capitalized value of all claims and losses, both reported and unreported, resulting from Loss Occurrences commencing during the Contract Year,

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and the Company shall provide the SBA with a copy of a written opinion on such capitalized value by the Company’s certifying actuary. Payment by the SBA of its proportion of any amount or amounts so mutually agreed and certified by the Company’s certifying actuary shall constitute a complete and final release of the SBA in respect of all claims and losses, both reported and unreported, under this Contract.

2.	If agreement on capitalized value cannot be reached within 60 days after the Company reports its claims and losses to the FHCF, the Company and the SBA may mutually appoint an actuary or appraiser to investigate, determine and capitalize such claims or losses. If both parties then agree, the SBA shall pay its proportion of the amount so determined to be the capitalized value of such claims or losses.

3.	If the parties fail to agree, then any difference shall be settled by a panel of three actuaries, one to be chosen by each party and the third by the two so chosen. If either party does not appoint an actuary within 30 days, the other party may appoint two actuaries. If the two actuaries fail to agree on the selection of a third actuary within 30 days of their appointment, each of them shall name two, of whom the other shall decline one and the decision shall be made by drawing lots. All the actuaries shall be regularly engaged in the valuation of property claims and losses and shall be members of the Casualty Actuarial Society and of the American Academy of Actuaries. None of the actuaries shall be under the control of either party to this Contract. Each party shall submit its case to its actuary within 30 days of the appointment of the third actuary. The decision in writing of any two actuaries, when filed with the parties hereto, shall be final and binding on both parties.

4.	The reasonable and customary expense of the actuaries and of the commutation (as a result of 2. and 3. above) shall be equally divided between the two parties. Said commutation shall take place in Tallahassee, Florida, unless some other place is mutually agreed upon by the Company and the SBA.

(4)	Advances

(a)	The SBA may make advances for loss reimbursements as defined herein, at market interest rates, to the Company in accordance with Section 215.555(4)(e), Florida Statutes. The market interest rate shall be determined with reference to the then current interest rate earned on the FHCF’s investments on the date an advance is made. All interest charged will commence on the date the SBA issues a check for an advance and will cease at midnight on the date upon which the FHCF has received the Company’s loss reimbursement report for the Covered Event for which the advance was issued qualifying the Company for reimbursement equal to or exceeding the amount(s) of the advance(s). If, upon audit, it is determined that the Company received funds in excess of those to which it was entitled, the interest as to those sums will not cease on the date of the receipt of the loss reimbursement report but will continue until the Company reimburses the FHCF for the overpayment. The Company’s final reimbursement shall be reduced by an amount equal to the amount of the advance(s) and the interest thereon. The specific type of advances enumerated in the Statute follow.

1.	Advances to Companies to prevent insolvency.

a.	Section 215.555(4)(e)1., Florida Statutes, provides that the SBA shall advance to the Company amounts necessary to maintain the solvency of the Company, up to 50 percent of the SBA’s estimate of the reimbursement due to the Company. In determining insolvency for this advance, a Company will be considered insolvent if it is unable to pay its policyholders for justifiable claims.

b.	The requirements for an advance to a Company to prevent insolvency are that the Company demonstrates that it is likely to qualify for reimbursement, that the Company demonstrates that the immediate receipt of moneys from the SBA is likely to prevent the Company from becoming insolvent, and that the Company provides the information in (4)(b) below to aid in the SBA’s determination to grant an advance.

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c.	The SBA’s final decision regarding an application for an advance to prevent insolvency shall be based on whether or not, considering the totality of the circumstances, including the SBA’s obligations to provide reimbursement for all Covered Events occurring during the Contract Year, granting an advance is essential to allowing the entity to continue to pay additional claims for a Covered Event in a timely manner.

2.	Advances to entities created pursuant to Section 627.351, Florida Statutes.

a.	Section 215.555(4)(e)2., Florida Statutes, provides that the SBA may advance to an entity created pursuant to Section 627.351, Florida Statutes, up to 90% of the lesser of the SBA’s estimate of the reimbursement due or the entity’s share of the actual aggregate Reimbursement Premium for that Contract Year, multiplied by the current available liquid assets of the FHCF.

b.	The requirements for an advance to entities created pursuant to Section 627.351, Florida Statutes are that the entity must demonstrate to the SBA that the advance is essential to allow the entity to pay claims for a Covered Event and that the entity provides the information in (4)(b) below to aid in the SBA’s determination to grant an advance.

c.	The SBA must determine that its assets are sufficient and sufficiently liquid to fulfill its obligations to other Companies under the Contract prior to granting an advance.

3.	Advances to limited apportionment companies.

a.	Section 215.555(4)(e)3., Florida Statutes, provides that the SBA may advance the amount of estimated reimbursement payable to limited apportionment companies.

b.	The requirement for an advance to limited apportionment companies is that they make an application to the SBA and provide the SBA with a report of their exposures and losses in order to determine Retention levels and loss reimbursements payable.

c.	The SBA must determine that its assets are sufficient and sufficiently liquid to fulfill its obligations to other Companies under the Contract prior to granting an advance.

(b)	Companies shall request a specific amount for the advance from the SBA and, for those Companies or entities designated in (4)(a)1. and (4)(a)2. above, shall provide the SBA with the following information, determined in accordance with statutory accounting principles, which are the rules and procedures governing insurer financial reporting for regulatory purposes:

1.	Current assets;

2.	Current liabilities other than liabilities due to the Covered Event;

3.	Current liabilities due to the Covered Event, paid and unpaid, submitted on the Proof of Loss Report, Form FHCF-L1B, as adopted in Rule 19-8.029, F.A.C.;

4.	Evidence of estimated Retention breached by payment of paid losses from the Covered Event;

5.	Current surplus as to policyholders;

6.	Estimate of expected liabilities due to the Covered Event;

7.	Estimate of other expected liabilities not due to the Covered Event;

8.	Amount of reinsurance available to pay claims for the Covered Event under other reinsurance treaties;

9.	Estimated amount of payout from the FHCF, determined in accordance with Section 215.555(4)(b), Florida Statutes. This estimate is necessarily predicated on the Company’s Premium which in turn is predicated on its exposure. Therefore, if the Covered Event occurs in June, July, or August, the Company will need to provide its exposure data prior to September 1 in order that the appropriate calculations may be made.

(c)	The information outlined herein shall be supplied in the form of a letter, signed by two executive officers of the Company, with the supporting information attached.

(d)	In determining whether or not to grant an advance, the SBA shall:

1.	Carefully review and consider all the information submitted by such Companies;

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2.	Consult with all relevant regulatory agencies seeking all relevant information about the Company’s financial and solvency condition;

3.	Carefully review its currently available liquid assets; and

4.	Review the damage caused by the Covered Event and when that Covered Event occurred.

(e)	Any amount advanced by the SBA shall be used by the Company only to pay claims of its policyholders for the Covered Event or Covered Events which have precipitated the immediate need to continue to pay additional claims as they become due. The advance is a reimbursement which allows the Company to continue to pay claims in a timely manner.

(5)	Delinquent Premium Payments

Failure to submit a Premium or Premium installment when due is a violation of the terms of this Contract and Section 215.555, Florida Statutes. Interest on late payments shall be due as set forth in Article IX(2) of this Contract. In addition, the SBA will refer any Company failing to submit such payments to the Department for administrative action or will take other action as appropriate pursuant to Section 215.555(10) and (11), Florida Statutes.

(6)	Inadequate Data Submissions

If exposure data or other information required to be reported by the Company under the terms of this Contract is not received by the FHCF in the format specified by the FHCF and is inadequate to the extent that the FHCF requires resubmission of data, the Company will be required to pay the FHCF a resubmission fee of $1,000. The $1,000 fee is also applicable to exposure resubmissions made as a result of audits of the Company’s exposure and of audits of the Company’s claims data.

(7)	Delinquent Submissions

Failure to submit an exposure submission or resubmission by the due date is a violation of the terms of this Contract and of the Statute. The SBA will refer any Company failing to submit such submissions or resubmissions to the Department for administrative action or will take other action as appropriate pursuant to Section 215.555(10) and (11), Florida Statutes.

ARTICLE XI - TAXES

In consideration of the terms under which this Contract is issued, the Company agrees to make no deduction in respect of the Premium herein when making premium tax returns to the appropriate authorities. Should any taxes be levied on the Company in respect of the Premium herein, the Company agrees to make no claim upon the SBA for reimbursement in respect of such taxes.

ARTICLE XII - ERRORS AND OMISSIONS

Any inadvertent delay, omission, or error on the part of the SBA shall not be held to relieve the Company from any liability which would attach to it hereunder if such delay, omission, or error had not been made.

ARTICLE XIII - INSPECTION OF RECORDS

The Company shall allow the SBA to inspect, examine, and audit, at reasonable times, all records of the Company relating to the Covered Policies under this Contract, including Company files concerning claims, losses, or legal proceedings regarding subrogation or claims recoveries which involve this Contract, including premium, loss records and reports involving exposure data on Covered Policies and applicable ceded reinsurance contracts. All discovered errors, inadvertent omissions, and typographical errors associated with the data reporting of insured values shall be corrected to reflect the proper values. This right shall survive the termination of this Contract. The Company shall retain its records in accordance with the requirements for records retention regarding exposure reports and claims reports outlined herein, and in any administrative rules adopted pursuant to Section 215.555, Florida Statutes. Companies writing covered collateral protection policies, as defined in definition (10) of Article V herein, must be able to provide documentation that the policy covers personal residences, protects both the

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borrower’s and lender’s interest, and that the coverage is in an amount at least equal to the coverage for the dwelling in place under the lapsed homeowner’s policy. Failure to provide any of the information required for audits, constitutes a violation of Section 215.555, Florida Statutes, and shall result in a referral to the Department.

(1)	Auditing Requirements for Exposure Audits

The Company shall retain complete and accurate records, in policy level detail, of all exposure data submitted to the SBA in any Contract Year until the SBA has completed its audit of the Company’s exposure submissions. The Company shall also retain complete and accurate records of any completed exposure audit for any Contract Year in which the Company incurred losses until the completion of the loss reimbursement audit for that Contract Year. The records to be retained shall include the audit file which supports the exposure reported to the SBA and any other information which would allow for a complete audit of the Company’s reported exposure data. The audit file shall be prepared according to the SBA Audit File Specifications outlined in the Data Call. The Company must also have available, at the time of the audit, a copy of its underwriting manual, a copy of its rating manual, and staff to respond to the questions of the SBA or its agents. The Company is also required to retain declarations pages and policy applications to support reported exposure. To meet the requirement that the application must be retained, the Company may retain either the actual application or may retain the actual application in an electronic format.

(2)	Auditing Requirements for Loss Reports

The Company shall retain complete and accurate records of all reported losses and/or advances submitted to the SBA until the SBA has completed its audit of the Company’s reimbursable losses. The records to be retained are set forth as part of the Proof of Loss Report, Form FHCF-L1B, adopted in Rule 19-8.029, F.A.C. The Company must also retain the required exposure audit file for the Contract Year in which the loss occurred, and must have available any other information which would allow for a complete audit of the Company’s losses.

(3)	Audit Procedures

(a)	The FHCF will send an audit notice to the Company providing the commencement date of the audit, the site of the audit, any accommodation requirements of the auditor, and the reports and data which must be assembled by the Company and forwarded to the FHCF upon request. The Company shall be prepared to choose one location in which to be audited, unless otherwise specified by the SBA.

(b)	The reports and data are required to be forwarded to the FHCF as set forth in an audit notice letter. The information is then forwarded to the auditor. If the FHCF receives accurate and complete records as requested, the auditor will contact the Company to inform the Company as to what policies or other documentation will be required once the auditor is on site. Any records not required to be provided to the auditor in advance shall be made available at the time the auditor arrives on site.

(c)	At the conclusion of the auditor’s audit and the management review of the auditor’s report, findings, recommendations, and work papers, the FHCF will forward a preliminary draft of the audit report to the Company and require a response from the Company by a date certain as to the audit findings and recommendations.

(d)	If the Company accepts the audit findings and recommendations, and there is no recommendation for resubmission of the Company’s exposure data, the audit report will be finalized and the audit file closed.

(e)	If the Company disputes the audit’s findings, the areas in dispute will be resolved by a meeting or a conference call between the Company and FHCF management.

(f) 1.	The recommendation of a loss reimbursement audit could require the Company to resubmit its loss reports or exposure data.

2.	If the recommendation of the audit is to resubmit the Company’s exposure data for the Contract Year in question, then the FHCF will send the Company a letter outlining the process for resubmission and including a deadline to resubmit. The resubmission will include a data

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file to be submitted to the FHCF’s Administrator and an audit file to be submitted to the offices of the SBA. The resubmission is also required to be accompanied by a detailed written description of the specific changes made to the resubmitted data. Once the resubmission is received by the FHCF’s Administrator, the FHCF’s Administrator calculates a revised Reimbursement Premium for the Contract Year which has been audited. The SBA shall then review the resubmission with respect to the audit’s findings, and accept the resubmission or contact the Company with any questions regarding the resubmission. Once the SBA has accepted the resubmission as a sufficient response to the audit findings, the FHCF’s Administrator will send the Company an invoice for any Reimbursement Premium and interest due or to refund Reimbursement Premium, as the case may be. Once the resubmission has been approved, the audit file is closed.

3.	If the recommendation of the audit is either to resubmit the Company’s exposure data for the Contract Year in question or giving the option to pay the estimated Premium difference, then the FHCF will send the Company a letter outlining the process for resubmission or for paying the estimated Premium difference and including a deadline for the resubmission or the payment to be received by the FHCF’s Administrator. If the Company chooses to resubmit, the same procedures outlined in Article XIII(3)(f)2. apply.

(g)	If the Company continues to dispute the audit’s findings and/or recommendations and no resolution of the disputed matters is obtained through discussions between the Company and FHCF management, then the process within the SBA is at an end and further administrative remedies may be obtained under Chapter 120, Florida Statutes.

(h)	The auditor’s list of errors is made available in the audit report sent to the Company. Given that the audit was based on a sample of the Company’s policies rather than the whole universe of the Company’s Covered Policy exposure, the error list is not intended to provide a complete list of errors but is intended to indicate what Covered Policy information needs to be reviewed and corrected throughout the Company’s book of Covered Policy business to ensure more complete and accurate reporting in the resubmission if required and for any future submissions.

(4)	Costs of the Audits

The costs of the audits shall be borne by the SBA. However, in order to remove any incentive for a Company to delay preparations for an audit, the SBA shall be reimbursed by the Company for any audit expenses incurred in addition to the usual and customary costs of the audits, which additional expenses were incurred as a result of the Company’s failure, despite proper notice, to be prepared for the audit or as a result of a Company’s failure to provide requested information for the audit. All requested information must be complete and accurate. The Company shall be notified of any administrative remedies which may be obtained under Chapter 120, Florida Statutes.

ARTICLE XIV - INSOLVENCY OF THE COMPANY

In the event of the insolvency of the Company, the SBA shall pay directly to the Florida Insurance Guaranty Association for the benefit of Florida policyholders of the Company the net amount of all reimbursement moneys owed to the Company. As used in this Article, the “net amount of all reimbursement moneys” means that amount which remains after any offsets as specified in Article VIII herein and after reimbursement for (1) preliminary or duplicate payments owed to private reinsurers or other inuring reinsurance payments to private reinsurers that satisfy statutory or contractual obligations of the insolvent Company attributable to Covered Events to such reinsurers; or (2) funds owed to a bank or other financial institution to cover obligations of the insolvent Company under a credit agreement that assists the insolvent Company in paying claims attributable to Covered Events. Such private reinsurers or banks or other financial institutions shall be reimbursed or otherwise paid prior to payment to the Florida Insurance Guaranty Association, notwithstanding any law to the contrary. The Florida Insurance Guaranty Association shall pay all claims up to the maximum amount permitted by Chapter 631, Laws of

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Florida; thereafter, any remaining moneys shall be paid pro rata to claims not fully satisfied. This Article does not apply to a joint underwriting association, a risk apportionment plan, or any other entity created under Section 627.351, Florida Statutes.

ARTICLE XV - TERMINATION

The FHCF and the obligations of both parties under this Contract can be terminated only as may be provided by law or applicable rules.

ARTICLE XVI - VIOLATIONS

Pursuant to the provisions of Section 215.555(10), Florida Statutes, any violation of the terms of this Contract by the Company constitutes a violation of the Insurance Code of the State of the Florida. Pursuant to the provisions of Section 215.555(11), Florida Statutes, the SBA is authorized to take any action necessary to enforce any administrative rules adopted pursuant to Section 215.555, Florida Statutes, and the provisions and requirements of this Contract.

ARTICLE XVII - APPLICABLE LAW

(1)	Applicable Law: This Contract shall be governed by and construed according to the laws of the State of Florida in respect of any matter relating to or arising out of this Contract.

(2)	Notice of Rights: Pursuant to Chapter 120, Florida Statutes, and the Uniform Rules of Procedure, codified as Chapters 28-101 through 28-110, F.A.C., a person whose substantial interests are affected by a decision of the SBA regarding the FHCF may request a hearing with the SBA by filing a petition within 21 days of receipt of the written notice of the decision. Any person who fails to file a petition within 21 days shall have waived his or her right to a hearing. The hearing may be a formal hearing or an informal hearing pursuant to the provisions of Sections 120.569 and 120.57, Florida Statutes. The petition must be filed (received) in the office of the Senior FHCF Officer-Florida Hurricane Catastrophe Fund, State Board of Administration, P.O. Box 13300, Tallahassee, FL 32317-3300, within the 21day period.

All petitions shall contain:

(a)	The name, address, and telephone number of the petitioner or petitioners;

(b)	An explanation of how each petitioner’s substantial interests will be affected by the SBA’s decision;

(c)	A statement of when and how the petitioner received notice of the decision;

(d)	A statement of all disputed issues of material fact. If there are none, the petition must so indicate;

(e)	A concise statement of the facts which the petitioner believes entitle the petitioner to the relief sought as well as the statutes and rules which support the petitioner’s claim for relief;

(f)	A statement of the relief sought, stating precisely the action the petitioner wants the SBA to take;

(g)	Any other information which the petitioner contends is material.

Upon receipt of a petition, the SBA shall review the petition for compliance with the SBA’s requirements and timeliness. The petition will be denied for lack of compliance and for failure to timely file. If the SBA elects to request that an administrative law judge of the Division of Administrative Hearings be assigned to conduct the hearing, the SBA will forward the petition and all materials filed with the SBA to the Division and shall notify the petitioner or petitioners of its action. Once this decision becomes final, the petitioner’s rights to appeal will be governed by Section 120.68, Florida Statutes.

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Approved by:

Florida Hurricane Catastrophe Fund
By: State Board of Administration of the State of Florida

By:	Linda Lettera/for	7.9.03

	Coleman Stipanovich	Date
Executive Director

Approved as to legality:

By:	Thomas A. Beenck/for	July 9, 2003

	Linda Lettera	Date
General Counsel
FL Bar ID#311911

PHILADELPHIA INDEMNITY INSURANCE COMPANY

Company

By:	Christopher J. Maguire, EVP	5/30/03

	Christopher J. Maguire	Date
Executive Vice President

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Schedule A

to the

REIMBURSEMENT CONTRACT
Effective: June 1, 2003
(Contract)

between

PHILADELPHIA INDEMNITY INSURANCE COMPANY
Bala Cynwyd, PA
(Company)

and

THE STATE BOARD OF ADMINISTRATION OF THE STATE OF FLORIDA (SBA)
WHICH ADMINISTERS THE FLORIDA HURRICANE CATASTROPHE FUND (FHCF)

Contract Year

This Schedule A shall be applicable for the Contract Year from 12:01 a.m., Eastern Time, June 1, 2003, to 12:01 a.m., Eastern Time, June 1, 2004.

Reimbursement Percentage

For purposes of determining reimbursement (if any) due the Company under this Contract and in accordance with the Statute, the Company has the option to elect a 45% or 75% or 90% Reimbursement Percentage under this Contract. The Reimbursement Percentage elected by the Company for the Contract Year from 12:01 a.m., Eastern Time, June 1, 2002, to 12:01 a.m., Eastern Time, June 1, 2003, was as follows:

The Company hereby elects the following Reimbursement Percentage for the Contract Year from 12:01 a.m., Eastern Time, June 1, 2003, to 12:01 a.m., Eastern Time, June 1, 2004, (the individual executing this Contract on behalf of the Company shall place his or her initials in the box to the left of the percentage elected for the Company):

[ ] 45% OR	[ ] 75% OR	[CJM] 90%

Note that the choice indicated immediately above is for the 2003-2004 Contract Year.

If the Company is a member of an NAIC group, all members of the group must elect the same Reimbursement Percentage. If the Company is a member of an NAIC group, the individual executing this Contract on behalf of the Company, by placing his or her initials in the box below, affirms that the Company has elected the same Reimbursement Percentage as all members of the NAIC group:

[CJM]

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The Company shall not be permitted to change its Reimbursement Percentage during the Contract Year. The Company shall, however, be permitted to change its Reimbursement Percentage election at the beginning of a new Contract Year, except that:

(1)	The Company shall not be permitted to reduce its Reimbursement Percentage if a Covered Event required the issuance of revenue bonds, until the bonds have been fully repaid;

(2)	If the Company is a member of a group, all members of the NAIC group must continue to elect the same Reimbursement Percentage;

(3)	If the Company is a joint underwriting association or an assigned risk plan under Section 627.351, Florida Statutes, the Company must elect the 90% Reimbursement Percentage.

Reporting Exposure for a Single Structure, with a Mix of Commercial Habitational and Commercial Non-Habitational Exposure, Written on a Commercial Policy

The following section is applicable to all Companies with exposure for single structures with a mix of commercial habitational and commercial non-habitational exposure written under a Commercial Policy. If the Company does not write this type of exposure and this section does not apply, please initial the N/A box below which completes this section of Schedule A. If the Company does write this type of exposure, please read below and initial the appropriate box on the next page to complete this section of Schedule A.

[    ]

N/A

Commercial-Residential Class Code

If a single structure is used for both habitational and non-habitational purposes and the structure has a commercial-residential class code (based on a classification plan on file with and reviewed by the Administrator), the entire exposure for the structure should be reported to the FHCF under the Data Call, and the FHCF will reimburse losses for the entire structure as well.

Commercial Non-Residential/Business Class Code

If a single structure is used for both habitational and non-habitational purposes and the structure has a commercial non-residential or business class code (based on a classification plan on file with and reviewed by the Administrator), the habitational portion of that structure should be identified and reported to the FHCF under the Data Call. Initial the CARVING box on the next page if the Company will be able to carve out and report its incidental habitational exposure and the Company agrees to report losses on such incidental habitational exposure.

However, in recognition of the unusual nature of commercial structures with incidental habitational exposure and the undue hardship some companies may face in having to carve out such incidental habitational exposure, as well as the losses to such structures, the FHCF will accommodate these companies by allowing them to exclude the entire exposure for the single structure from their Data Call submission, providing the following three conditions are met:

(1)	The decision to not carve out and report the incidental habitational exposure shall apply to all such structures insured by the Company;

(2)	If the incidental habitational exposure is not reported to the FHCF, the Company will not report losses to the structure and the FHCF will not reimburse any losses to the structure; and

FHCF-2003K

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(3)	The Company must communicate its decision to not carve out and report the incidental exposure by the individual executing this Contract on behalf of the Company placing his or her initials in the NOT CARVING box below.

[ ]	OR	[CJM]
CARVING		NOT CARVING

By initialing the CARVING or NOT CARVING box above, the Company is making an irrevocable decision for the corresponding Contract Year Data Call submission and any subsequent resubmissions.

Important Note: Since this will impact your Data Call submission, please share this decision with the individual(s) responsible for compiling your Data Call submission.

FHCF-2003K

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